EXHIBIT 99.1

      American River Bankshares Selected for the New Russell Microcap Index

Sacramento, CA, June 24, 2005 - American River Bankshares [NASDAQ: AMRB], the parent company of American River Bank, has been selected for inclusion in the new Russell Microcap(TM) Index launched today by the Russell Investment Group.

The Russell Microcap Index is comprised of the smallest 1,000 securities in the small-cap Russell 2000(R) Index plus the next 1,000 companies and is based on a ranking of all U.S. equities by market capitalization. This new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.

"Being selected for this index serves as a point of validation for our company," said David Taber, president and CEO of American River Bankshares. "Our focus on smart growth and shareholder value has fueled our success."

Companies selected for the Russell Microcap Index were ranked as of May 31 by total market capitalization and weighted based on free-float adjustment, an integral aspect of Russell index methodology. Free-float adjustment means stocks are weighted by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank (ARB), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com, www.americanriverbank.com, www.northcoastbank.com or www.bankofamador.com.



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